Exhibit 10.17

AMENDED AND RESTATED ULTA BEAUTY, INC.

2011 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – Time and Performance Shares

This Restricted Stock Unit Award Agreement is entered into between Ulta Beauty, Inc. (the “Company”) and Mary Dillon (the “Holder”) as of March 29, 2018 pursuant to the Amended and Restated Ulta Beauty, Inc. 2011 Incentive Award Plan (the “Plan”).  The Company grants the Holder the right to receive Restricted Stock Units (each, an “RSU”), subject to the requirements set forth herein and in the Plan.  Each RSU entitles the Holder to receive an equal number of shares of common stock, par value $0.01 per share (“Shares”) at settlement, as described herein.

Unless otherwise defined herein, capitalized terms shall have the same meanings set forth in the Plan.

1.	Grant. The Company hereby grants to the Holder, subject to Section 4:
(a) 24,478 Time-vesting RSUs (the “TRSUs”) that will vest on September 30, 2021 (the “Vesting Date”) with a grant date fair value equal to $5,000,000.
(b) Performance-vesting RSUs (the “PRSUs”) that will vest on the Vesting Date with a value equal to:

(i) $5,000,000; provided the Company’s average closing share price (the “Average Price”) for either the 20 trading days or 30 calendar days preceding the Vesting Date (the “Measurement Period”) equals $300; or

(ii) $10,000,000; provided the Average Price over the Measurement Period equals or exceeds $350.

If the Average Price is greater than $300, but less than $350, linear interpolation will be applied to determine the value of the PRSUs on the Vesting Date.  To the extent the Average Price is determined by the Board in its sole discretion to be (x) falsely depressed by a disruption with respect to the Company’s share price or an abnormal market disruption (including, without limitation, a natural disaster or a terrorist attack), or (y) inflated due to the existence of material non-public information that upon disclosure is expected to have a significant adverse impact on the Company’s share price, then the Board, in its sole discretion, may adjust the Measurement Period to (A) a time period preceding such disruption, (B) shorten or lengthen the Measurement Period, or (C) disregard the period of such disruption.

2. Limits on Transfer.  Holder may not sell, pledge, transfer, subject to lien, assign or otherwise hypothecate the RSUs unless and until the RSUs are earned and have vested, and all other terms and conditions set forth herein and in the Plan have been satisfied.  Any attempt to do so contrary to the provisions of this Award Agreement shall be null and void.

3. Non-Compete, Non-Solicitation and Confidential Information.  The grant of the RSUs is subject to Holder either consenting to or having already consented to and abiding by the terms of the Confidential Information & Restrictive Covenants Agreement.

4. Forfeiture.  Unless otherwise provided herein, all unvested RSUs shall be forfeited upon the Holder’s  Termination of Service with the Company or the Holder’s violation of the Confidential Information & Restrictive Covenants Agreement.  Notwithstanding the foregoing, if prior to the Vesting Date Holder (a) dies or becomes disabled, (b) resigns with the consent of or at the request of the Board, or (c) is terminated without Cause or terminates for Good Reason and enters into an effective general release of claims against the Company within 50 days following such termination, then the Holder will vest in full in all TRSUs on the date of such Termination of Service and will be vested in the PRSUs on the Vesting Date based on the schedule set forth in Section 1(b).

For this purpose, “Cause” and “Good Reason” shall have the meaning set forth in the letter agreement between the Company and the Holder, dated as of June 20, 2013, as amended.

5.	Settlement and Payment of RSUs and Restrictions on Transfer.
(a) Vested RSUs will become payable and settled in Shares on the Vesting Date.
(b) The number of Shares to be settled with respect to the PRSUs shall be equal to the vested PRSU value on the Vesting Date.

(c) All Shares delivered in settlement of the RSUs may not be transferred (except by laws of descent and distribution upon Holder’s death), sold, pledged or otherwise hypothecated prior to the first anniversary of the Vesting Date.

(d) The Company shall deliver the Shares electronically into a brokerage account designated by Holder and shall not be required to deliver actual physical Share certificates.  The issuance of Shares in settlement of vested RSUs will be subject to tax withholding, as provided below.

6. Withholding. The Company has the authority to deduct or withhold, or require Holder to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign withholding taxes with respect to the Shares issued in settlement of vested RSUs.  A Holder may elect to satisfy his tax obligation, in whole or in part: (i) with the consent of the Company, by surrendering Shares or having the Company withhold Shares otherwise issuable under this Award Agreement, in each case with a Fair Market Value on the date of such surrender or withholding equal to the minimum amount of the tax withholding obligation or (ii) by payment in cash or check.  Notwithstanding anything to the contrary herein, if the Holder made no such election or the tax obligation arises during a period in which the Holder is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding Shares having a Fair Market Value equal to the minimum amount of the tax withholding obligation.  No Shares will be delivered to Holder in settlement of vested RSUs under Section 4 unless and until all tax withholding obligations have been satisfied.

7. Rights as Stockholder.  The RSUs awarded under this Award Agreement do not confer upon Holder any rights as a stockholder, including but not limited to any right to vote or receive dividends.  To the extent that dividends are paid on Shares, Holder shall be entitled to receive with respect to the RSUs, dividend equivalent amounts equal to the regular cash dividend payable to holders of Shares (to the extent regular cash dividends are paid) as if Holder were an actual shareholder with respect to the number of Shares equal to his outstanding RSUs (the “Dividend Equivalents”).  Participant’s rights to Dividend

Equivalents shall cease upon forfeiture or payment of the RSUs.  The aggregate amount of such Dividend Equivalents shall be held by the Company, without interest thereon, and paid to Participant as of the next payroll period after the RSUs are settled as provided in Section 5.  Any Dividend Equivalents held by the Company on RSUs which are not earned or do not otherwise vest, shall be forfeited and retained by the Company.

8. Employment.  This Award Agreement does not constitute a contract of employment, and does not confer upon Holder the right to be retained in the employ of the Company or any Subsidiary.  In addition, nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company to terminate Holder’s employment or services at any time.

9. No Additional Rights.  Participation in the Plan is voluntary.  The value of the RSUs is an extraordinary item that is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in such plans.  Rather, the awarding of the RSUs under the Plan represents a mere investment.

10. Limitations on Plan Rights.  The RSUs are granted under and governed by the terms and conditions of the Plan.  By acceptance of the RSUs, Holder acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  Notwithstanding the PRSUs outlined in Section 1(b) above, the grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other rights in Holder to receive a grant of stock or benefits in lieu of RSUs in the future.  Future grants of RSUs, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of RSUs, and vesting provisions.  The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.  By acceptance of the Restricted Stock Unit Award, Holder consents to the provisions of the Plan and this Award Agreement.

11. Clawback.  Notwithstanding anything contained in the Agreement to the contrary, all RSUs earned under this Agreement, and any Shares issued upon settlement hereunder shall be subject to forfeiture, or repayment pursuant to the terms of the Company’s Senior Leadership Clawback Policy or any other policy that the Company may implement in compliance with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

COMPANY:

ULTA BEAUTY, INC., a Delaware corporation

By:	/s/ Jeffrey J. Childs

Name:	Jeffrey J. Childs

Title:	Chief Human Resources Officer

HOLDER:

/s/ Mary N. Dillon
Mary N. Dillon